Exhibit 21.1

Subsidiaries of Offerpad Solutions Inc.

Name	Jurisdiction of Incorporation

Offerpad Holdings LLC	Delaware
OfferPad, LLC	Arizona
OfferPad (SPVBorrower), LLC	Delaware
OfferPad (SPVBorrower1), LLC	Delaware
OP SPE PHX1, LLC	Delaware
OP SPE TPA1, LLC	Delaware
OP SPE BORROWER PARENT, LLC	Delaware
OP SPE HOLDCO, LLC	Delaware
OfferPad Mortgage, LLC	Arizona
OfferPad Brokerage, LLC	Arizona
OfferPad Brokerage “FL,” LLC	Florida
OP Contracting AZ, LLC	Arizona
OP Contracting GA, LLC	Georgia
OP Contracting TX, LLC	Texas
OfferPad Brokerage CA, Inc.	California
Offerpad SPV Borrower G, LLC	Delaware
Offerpad SPE Borrower A Holdings, LLC	Delaware
Offerpad SPE Borrower A, LLC	Delaware
OP Gold Holdings, LLC	Delaware
OP Gold, LLC	Delaware
Offerpad Point LLC	Delaware
Offerpad Summit Holdings, LLC	Delaware
OP SPE Summit, LLC	Delaware